                                                                     EXHIBIT 1.1

ADAM A. LEWIS (BAR NO. 88736)
RICHARD L. VILLASENOR (BAR NO. 162923)
MORRISON & FOERSTER LLP
425 Market Street
San Francisco, California  94105-2482
Telephone: (415) 268-7000

Attorneys for Debtor and Debtor in Possession
INTERACTIVE NETWORK, INC.





                        UNITED STATES BANKRUPTCY COURT

                        NORTHERN DISTRICT OF CALIFORNIA


In re                                                           |       Case No.  98-34055-DM-11
                                                                |
        INTERACTIVE NETWORK, INC.,                              |       Chapter  11
        a California corporation,                               |
                                                                |       CHAPTER 11 PLAN OF DEBTOR AND
                                                                |       DEBTOR IN POSSESSION
                                Debtor.                         |       INTERACTIVE NETWORK, INC.
Tax ID. No. 94-3025019                                          |
                                                                |       Date:  [NO HEARING SET]
                                                                |       Time:
                                                                |       Place:
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

                               TABLE OF CONTENTS
                                                                    PAGE(S)
                                                                   ---------
I.    DEFINITIONS...................................................   1

II.   INTRODUCTION..................................................   3

    A.   Purpose, Cautions and Disclaimers of this Article..........   3
    B.   Initial Operations.........................................   3
    C.   The Litigation; Shutdown; Securities Class Action..........   4
    D.   The Settlement Agreement; Removal of Mr. Lockton...........   5
      1.   Required Bankruptcy Filing...............................   5
      2.   Conversion of Secured Debt to Equity and Release of Liens   5
      3.   Payment of $12.5 Million to/for the Debtor...............   6
      4.   Releases.................................................   6
    E.     The Case.................................................   7

III.  CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS..........   8

    A.   General Overview...........................................   8
    B.   Unclassified Claims........................................   9
      1.   Administrative Expenses..................................   9
      2.   Priority Tax Claims......................................   9
    C.   Classified Claims and Interests............................   9
      1.   Classes of Secured Claims................................   9
      2.   Classes of Priority Unsecured Claims.....................  10
      3.   Classes of General Unsecured Claims......................  10
      4.   Classes of Interested Holders............................  11

IV.   MEANS OF EFFECTUATING THE PLAN................................  11

    A.   Funding for the Plan.......................................  11
    B.   Reserve for Disputed Claims................................  11
    C.   Claims Objections..........................................  11
    D.   Revesting of Property of the Estate........................  11
    E.   Post-Confirmation Management Operations....................  12

V.    TREATMENT OF MISCELLANEOUS ITEMS..............................  13

    A.   Executory Contracts and Unexpired Leases...................  13
      1.   Assumptions..............................................  13
      2.   Rejections...............................................  13
      3.   Effected Confirmation Order..............................  13
      4.   Objections to Treatment of Executory Contracts...........  13
      5.   Bar  Date for Rejection Claims...........................  13
    B.   Retention of Jurisdiction..................................  14

VI.   EFFECT OF CONFIRMATION OF PLAN................................  14

    A.   Binding Effect.............................................  14
    B.   Discharge..................................................  14
    C.   Revesting of Property in the Debtor........................  14
    D.   Modification of Plan.......................................  15
    E.   Final Decree...............................................  15

                                                                            i.

     Debtor and debtor in possession Interactive Network, Inc., a California corporation hereby proposes this Chapter 11 Plan of Reorganization.

     I.  DEFINITIONS

     As used in herein, the following terms shall have the meanings set forth below (unless the context clearly requires otherwise):

     "Allowed Claim" or "Allowed Interest" means a Claim against, or Interest in, the Debtor to the extent that:

     (a) a proof of such Claim or Interest was

         (1)  timely filed by the Bar Date,

         (2)  deemed filed pursuant to Bankruptcy Code section 1111(a); and

     (b) (1)  which was not a Disputed Claim, or

         (2) which was allowed by a Final Order to the extent so allowed.

     "Bankruptcy Code" means Title 11 of the United States Code.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of California.

     "Bar Date" means the date set by the Bankruptcy Court as the final date for the filing of proofs or claim or interest, currently January 18, 1999 for all but governmental entities.

     "Case" means case no. 98-34055-DM before the Bankruptcy Court.

     "Claim" means any right to payment or right to an equitable remedy within the meaning of section 101(5) of the Bankruptcy Code.

     "Claimant" means holder of an Allowed Claim.

     "Confirmation Date" means the date upon which the Confirmation Order is entered on its docket by the Bankruptcy Court.

     "Confirmation Order" means the order of the Bankruptcy confirming the Plan entered on the Bankruptcy Court's docket.

     "Creditor" means the holder of a Claim.

     "Debtor" means Interactive Network, Inc., a California corporation, the debtor and debtor in possession in the Case.

     "Disputed Claim" or "Disputed Interest" means a Claim against, or an Interest in, the Debtor: (a) which has been included in the Debtor's Schedules as disputed, contingent or unliquidated but for which the Bar Date has not passed; or (b) as to which (i) an objection has been filed that has not been withdrawn and is not the subject of a Final Order, or (ii) the time to file an objection has not yet expired.

     "Effective Date" means the earlier of: (a) the date upon which the Confirmation Order becomes a Final Order, or (b) any date after the Confirmation Date that the Debtor and the Settling Parties shall mutually agree upon, provided that the Debtor and the Settling Parties shall serve and file written notice thereof.

     "Estate" means the bankruptcy estate of the Debtor created pursuant to Bankruptcy Code section 541.

     "Final Order" or "Final Judgment" means an order or judgment of the Bankruptcy Court or any other court as to which (a) any appeal that has been taken has been dismissed or finally determined without possibility of further appeal of that order, or (b) the time for appeal has expired without the timely filing of a notice of appeal.

     "Interest" means (a) a share in a corporation, whether or not transferable or denominated "stock", or a similar security in a corporation, or (b) a warrant or right -- other than a right to convert -- to purchase, sell or subscribe to a share or other similar security in a corporation.

     "Interest Holder" means holder of any Interest in the Debtor.

     "Litigation" means Interactive Network, Inc. v. Tele-Communications, Inc., Alameda County, California Superior Court, Case No. 754933-7.

     "Plan" means this Chapter 11 Plan of Reorganization as amended or modified in accordance with applicable law.

     "Reorganized Debtor" means the Debtor after the Effective Date.

     "Secured Claim" means a Claim secured by a lien on property of the Estate.

     "Settlement Agreement" means that certain Mutual Release and Settlement Agreement (dated as of July 10, 1998) between the Debtor, on the one hand, and the Settling Parties, on the other hand, resolving the Litigation subject to the Bankruptcy Court's approval; a true and correct copy of the Settlement Agreement is attached to this Plan as Exhibit A..

     "Settling Parties" means Tele-Communications, Inc., TCI Communications, Inc., TCI Development Corporation, Inc., TCI Programming Holding Company, III, TCI Cablevision of California, Inc., Gary S. Howard, National Broadcasting Company, Inc., Sprint Corporation, and Motorola, Inc.

     "Unsecured Claim" means a Claim that is not secured by a lien on property of the Estate.

     II.  INTRODUCTION

          A.  PURPOSE, CAUTIONS AND DISCLAIMERS OF THIS ARTICLE

     Under this Plan, no Creditor or Interest Holder is impaired within the meaning of Bankruptcy Code section 1124 as all Allowed Claims will be paid in full and all holders of Allowed Interests will retain those Allowed Interests. Hence, the Debtor is neither required to obtain approval by the Bankruptcy Court of, nor solicit acceptances with, a separate disclosure statement as otherwise contemplated by Bankruptcy Code section 1125. Nevertheless, the Debtor believes that holders of Claims and Interests should have some background information with which to put the Plan's provisions in context. This Article II of the Plan provides that background. In reading this Article II, holders of Claims and Interests should bear in mind that others may have different views of the facts, events and occurrences described herein. Holders of Claims and Interests should also remember that this background material has not been submitted to the Bankruptcy Court for its approval (as the Debtor would have done with a disclosure statement had it been required to use one to solicit the acceptances of a class of impaired claims or interests).

          B.  INITIAL OPERATIONS

     The Debtor was founded in 1986. From that time until about mid-1995, its business was the design, development and marketing of a subscription-based interactive television entertainment system. Despite the expenditure of well over a hundred million dollars, that business failed. However, the business was based upon a portfolio of intellectual property (the "IP") owned by the Debtor that the Debtor believes is very valuable. While the Debtor has valued the IP at $40,000,000 for purposes in its Schedules filed in the Case, the Debtor makes no representation as to what the IP may in fact be worth when the company is free to exploit it.

     Among the Debtor's early stockholders were certain of the Settling Parties. Certain of the Settling Parties also made loans to the Debtor that were secured by liens on substantially all of the Debtor's assets, including -- most importantly -- the IP. These Settling Parties had the right to convert their loan indebtedness into common shares of the Debtor at the ratio of $4.00 per share (before anti-dilution protection).

          C.  THE LITIGATION; SHUTDOWN; SECURITIES CLASS ACTION

     In August of 1995, the Debtor commenced the Litigation against the Settling Parties. In essence, the Debtor contended that the Settling Parties had conspired to acquire the IP by obtaining their liens on it through the loans, reneging on commitments to make further loans and then seeking to foreclose on the IP when the Debtor could not sustain its business without additional funds. The Settling Parties denied the Debtor's allegations and counterclaimed to foreclose their liens through the Litigation.

     From the time the Litigation commenced until recently, the Debtor's management, led by Mr. Lockton, was occupied principally with the Litigation. Among other things, the Debtor thus shut down its business, laid off virtually all of its employees, abandoned the expensive new facility that it had just leased, did not continue to maintain its books and records, did not have audited financial statements prepared, did not make any filings with the Securities and Exchange Commission, let its stock transfer agency agreement lapse and held no shareholders' meeting after that conducted in May of 1995.

     On January 4, 1995, certain plaintiffs commenced a securities class action against the Debtor, Mr. Lockton, Peter Sealy and Tele-Communications, Inc. (which no longer is a party). In that case, In re Interactive Network, Inc. Securities Litigation, United States District Court, Northern District of California, Case No. C-95-0026, the plaintiffs alleged that the Debtor, aided by the other defendants, made materially false statements during the period January 19, 1994 through March 31, 1995. That action is still pending, but the Debtor believes that a settlement is imminent that will limit the Debtor's out-of-pocket costs to the $500,000 deductible under its liability insurance.

          D.  THE SETTLEMENT AGREEMENT; REMOVAL OF MR. LOCKTON

     In early 1998, settlement discussions between the Debtor and the Settling Parties grew serious. Ultimately, upon the recommendations of the Debtor's counsel in the Litigation, Joseph W. Cotchett and Mark C. Molumphy of Cotchett, Pitre & Simon, and of the advisor to the Debtor's Board of Directors appointed by the Superior Court in the Litigation, the Hon. Charles B. Renfrew (Ret.), five of the six members of the Board voted to approve the resulting Settlement Agreement. Mr. Lockton dissented. The other five members of the Board replaced Mr. Lockton as Chairman, Chief Executive Officer and President on June 15, 1998. Three of those other five members, Messers. Bauer, Bohrer and Graham, are the current Board members whom Mr. Lockton hand-picked in 1995 (and who voted to replace Mr. Lockton last June). Mr. Lockton, who remains a director and shareholder, commenced a proxy fight in mid-November to regain control of the Debtor.

              1.  REQUIRED BANKRUPTCY FILING

     At the Settling Parties' insistence, the Settlement Agreement required that the Debtor file a bankruptcy case within 60 days to obtain approval of the Settlement Agreement by the Bankruptcy Court through a plan of reorganization. Hence, the Debtor filed its voluntary petition commencing the Case on September 14, 1998. Since filing the Case, the Debtor has been, and it remains, the duly constituted debtor in possession pursuant to Bankruptcy Code sections 1107 and 1108.

     The principal substantive terms of the Settlement Agreement are as follows:

              2.  CONVERSION OF SECURED DEBT TO EQUITY AND RELEASE OF LIENS

     First, on the Effective Date of the Plan the Settling Parties will convert their claims against the Debtor to common shares in the Debtor. At the same time, they will release their liens on the Debtor's property, including the crucial IP. Currently, those claims are fixed by the Settlement Agreement at just over $39,000,000.00. The Settlement Agreement permits the Debtor's Board to set the conversion ration at anywhere up to $5.00 per share. The Debtor's Board has set the ratio at the maximum of $5.00 per share. The Debtor currently has authorized 150,000,000 shares of common stock, of which approximately 30,000,000 are issued and outstanding. Thus, the conversion will mean that approximately 7.8 million of the currently authorized but unissued shares will be issued, making the total issued shares approximately 38 million and leaving approximately 112,000,000 common shares that are authorized but still not issued and outstanding. The conversion will mean that the Settling Parties, with the 7.8 million shares added to their existing shares, will hold approximately 14.6 million of the then approximately 38 million outstanding common shares. Had the Settling Parties exercised their existing conversion rights under the secured notes, they would have obtained approximately 9.8 million additional shares (not counting any additional shares that might have had to be issued to them through the anti-dilution provisions) instead of the 7.8 million shares they will obtain through the Settlement Agreement conversion.

     The Settlement Agreement further provides that the Settling Parties receiving common stock will vote those shares in accordance with the directions of a committee of Independent Persons that will operate by majority vote for the
next four years.   The initial members of the committee are three members of the
Debtor's Board, Messers. Bauer, Bohrer and Graham (the three Board members that Mr. Lockton caused to be appointed in 1995 who joined in voting for his ouster last June). A procedure is established for replacing committee members that excludes only Mr. Lockton or persons who are affiliates or associates of Mr. Lockton. The Settling Parties that are shareholders will also retain their existing shares and any accompanying voting or other rights (as will all shareholders in accordance with the terms of the Plan).

              3.  PAYMENT OF $12.5 MILLION TO/FOR THE DEBTOR

     The Settlement Agreement also provides that upon the Effective Date, the Settling Parties will pay the Debtor $10,000,000.00, plus an additional $2.5 million in connection with the attorneys' fees of the Debtor's counsel in the Litigation, Cotchett, Pitre & Simon. These funds are on deposit in an escrow accounts.

              4.  RELEASES

     Finally, the Settlement Agreement provides for mutual general releases between the Debtor and the Settling Parties regarding all matters occurring to the date of the Settlement Agreement.

          E.  THE CASE

     Since filing the Case, the Debtor has undertaken a variety of initiatives. In doing so, it has had to contend with its limited resources. It currently rents a small office space at below market terms in Belmont, California. Its staff consists of Bruce W. Bauer, its Chairman, President and Chief

Executive Officer, John Bohrer, a Board member who is the Treasurer and Secretary, and who carries out occasional administrative tasks, an administrative assistant and a full-time secretary. As noted below, the Debtor also is seeking to engage auditors. The Debtor has access to funds from the settlement of other litigation that the Settling Parties have released from their liens to enable the Debtor to fund its activities in the Case. The Debtor has had to expend a substantial sum from these funds in connection with Mr. Lockton's effort --described below -- to regain control of the Debtor during the Case.

     The Debtor has been trying to reconstruct its books and records. In part, this was to enable it to make a considered judgment whether it could propose a plan of reorganization that provides for payment in full of all Allowed Claims and retention of all Allowed Interests, as does this Plan. Indeed, the process of trying to resurrect its books and records has occupied a significant percentage of the time of the Debtor's management since Mr. Lockton's dismissal last June. The Debtor now is attempting to engage its former auditors (with the Bankruptcy Court's approval) to prepare audited financial statements.

     The Debtor also has been actively looking for opportunities through which to capitalize on the IP. It believes that the IP presents the potential for very profitable development through such activities as licensing, joint ventures and strategic alliances. The Debtor has in the recent past received and continues to receive indications of interest in the IP from responsible businesses, including Cable and Wireless Communications and Two Way TV, that it intends to pursue actively. The Debtor envisions beginning to add persons with relevant experience and contacts to its Board, management and staff after the Effective Date to assist it in the exploitation of its IP and other business operations. In addition, the Debtor intends to put in place an Advisory Board, made up of several independent analysts who are expert in the area of intellectual property and technology transfer as related to the Debtor's IP, to assist the Debtor in developing the opportunities the Debtor believes may be available to it in the internet, telecommunications and entertainment industries.

     The Debtor began taking the steps necessary for it to call a shareholders' meeting at which it, along with other shareholders, can solicit proxies to elect its Board in accordance with law. At present, it cannot solicit proxies under federal law because it lacks audited financial statements since none were prepared after Mr. Lockton commenced the Litigation. It hopes to have such financial statements by early next year. Mr. Lockton, who is not constrained by the Debtor's lack of audited financials even though that situation arose during his stewardship of the Debtor, attempted to solicit proxies and call a shareholders' meeting for December 30, 1998. Pursuant to an action the Debtor brought in connection with Mr. Lockton's effort to set a shareholders' meeting for December 30, 1998, on December 17, 1998 the San
Mateo County, California Superior Court set the shareholders' meeting for March 31, 1999, with the record date being March 1, 1999.

     Finally, the Debtor has formulated this Plan. The Plan is based essentially upon the benefits of the Settlement Agreement. The Debtor will use its funds from the Settlement Agreement (along with such other funds as it may still have) to pay all Allowed Claims upon the Effective Date or as soon thereafter as a Claim becomes an Allowed Claim. All those holding Allowed Interests will retain those Interests as allowed. Thereafter, the Debtor, as the Reorganized Debtor, will use its remaining funds to pursue exploitation of its valuable IP. In addition, the Debtor holds a tax-loss carryforward of approximately $130,000,000.00.

     III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          A.  GENERAL OVERVIEW

     As required by the Bankruptcy Code, the Plan classifies Claims and Interests in various classes according to their right to priority of payments as provided in the Bankruptcy Code. The Plan provides the treatment each class will receive under the Plan. There are no impaired classes of Claims or Interests under this Plan. All Allowed Claims will be paid in full, with interest to the extent required by law, on the Effective Date, and all holders of Allowed Interests will retain those Allowed Interests.

          B.  UNCLASSIFIED CLAIMS

     Certain types of Claims are not placed into classes; instead they are unclassified. Creditors holding such Claims are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. Accordingly, the Plan does not classify the following Claims:

              1.  ADMINISTRATIVE EXPENSES

     Administrative expenses are claims for cost or expenses of administering the Case which are allowed under Bankruptcy Code section 507(a)(1). The Bankruptcy Code requires that each Allowed administrative Claim be paid in full on the Effective Date of the Plan or the date thereafter upon which it becomes an Allowed Claim unless a particular Claimant agrees to a different treatment.

     Those who assert administrative Claims, other than those professionals employed pursuant to Bankruptcy Code sections 327, 328 and 330, must file a request for payment not later than 30 days after the Confirmation Date, and the Debtor must file any objection thereto not later than 30 days thereafter. Those whose right to payment is governed by Bankruptcy Code sections 327, 328 and 330 must serve, file and properly notice applications for allowance and payment of their fees and costs not later than 45 days after the Confirmation Date. Such applications will be adjudicated in accordance with applicable practice and procedure.

              2.  PRIORITY TAX CLAIMS

     Priority tax Claims include certain unsecured income, property and other taxes described by Bankruptcy Code section 507(a)(8). The Bankruptcy Code requires that each holder of such a section 507(a)(8) priority tax Allowed Claim receive the present value of such Allowed Claim in deferred cash payments, over a period not exceeding six years from the date of assessment of such tax. If there are any such Allowed Claims, the Debtor will pay them in full on the Effective Date or as soon thereafter as they are Allowed.

          C.  CLASSIFIED CLAIMS AND INTERESTS

              1.  CLASSES OF SECURED CLAIMS

     There are two subclasses of Secured Claims:

                  a.  SETTLING PARTIES' SECURED CLAIMS

     Certain of the Settling Parties hold Secured Claims. Upon the Effective Date, those secured claims will be deemed converted into common shares of the Debtor at the ratio of $5.00 per share. The Debtor will issue the appropriate number of such common shares to the respective Claimants, and the Claimants will release their liens on the Debtor's property of all kinds.

                  b.  OTHER SECURED CLAIMS

     This subclass of Secured Claims consists of all Secured Claims except those of the Settling Parties. The Debtor will pay all such Allowed Secured Claims in full on the Effective Date or such date thereafter as they become Allowed Claims. Upon the payment in full of such an Allowed Claim, the Claimant's lien will be deemed released; the Claimant will also be required to take or cooperate in such steps with respect to document the release of the lien (such as executing a termination statement) as would be required under otherwise applicable law upon the payment of the underlying obligation in full, provided however, that such steps shall be for the Debtor's benefit and convenience rather than to effect the release of the lien (which shall be deemed released as provided above).

              2.  CLASSES OF PRIORITY UNSECURED CLAIMS

     Certain priority Claims that have been referred to in Bankruptcy Code sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. To the extent that they are Allowed, these types of Claims are entitled to priority treatment as follows: the Bankruptcy Code requires that each holder of such a Claim receive cash on the Effective Date equal to the Allowed amount of such a Claim. However, a class of unsecured priority Claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claims. If there are any such Creditors, all such Allowed Claims will be paid in full on the Effective Date or as soon thereafter as their Claims become Allowed Claims.

              3.  CLASSES OF GENERAL UNSECURED CLAIMS

     General Unsecured Claims are Unsecured Claims not entitled to priority under Bankruptcy Code section 507(a). On the Effective Date of the Plan or as soon thereafter as such Claims are Allowed, general Unsecured Claims will paid in full to the extent that the Claims are Allowed Claims.

              4.  CLASSES OF INTERESTED HOLDERS

     All holders of Interests will retain their Interests.

     IV.  MEANS OF EFFECTUATING THE PLAN

          A.  FUNDING FOR THE PLAN

     The Debtor will assume the Settlement Agreement pursuant to Bankruptcy Code section 365(a). The Plan will be funded by such money as the Debtor has on hand on the Effective Date and the funds to be paid by the Settling Parties under the Settlement Agreement.

          B.  RESERVE FOR DISPUTED CLAIMS

     Upon the Effective Date the Debtor will create a Unpaid Claims Reserve Account (the "Account"), separate from all its other accounts, into which it will deposit funds sufficient to pay 75% of all Disputed Claims in full. Upon motion to the Bankruptcy Court, the Debtor may seek authority to deposit a lesser amount than 75% of the amount of a particular Claim in the Account on the grounds that the Claimant is unlikely have his Claim Allowed in more than the lesser amount. As Disputed Claims are resolved, the Debtor will pay the holders of such claims the Allowed Amount (if any) of the Claim and will be entitled to transfer to its other accounts the difference, if any, between the Allowed amount of the Claim and the amount reserved for the Claim.

          C.  CLAIMS OR INTERESTS OBJECTIONS

     Except as otherwise specifically provided in Article III.B.1 above, the Debtor shall have 60 days from the Effective Date in which to file objections to Claims or Interests. The filing of such an objection shall commence a proceeding in accordance with Local Bankruptcy Rules 3007-1 and 9013-1, 9013-2, 9013-3 and 9014-1. Any settlements of Claims or Interests objections under this provision or Article III.B.1 shall be approved by the Bankruptcy Court in accordance with Rule 9019 of the Federal Rules of Bankruptcy Procedure. The Debtor may exercise its reasonable judgment in aggregating such settlements for omnibus motions.

          D.  REVESTING OF PROPERTY OF THE ESTATE

     Upon the Effective Date, all property of the Estate shall revest in the Debtor, free and clear of liens, claims and encumbrances except as otherwise expressly provided in this Plan, including, without limitation, the IP and any and all causes of action that the Debtor may have (other than causes of action created by Bankruptcy Code sections 544-550).

          E.  POST-CONFIRMATION MANAGEMENT OPERATIONS

     As of the Effective Date, the Debtor will manage its own affairs. It shall be entitled to do all things lawful under otherwise applicable law and its Articles and By-Laws (including, without limitation, employing and compensating professionals), except such things as conflict with the terms of the Plan. Except as otherwise specifically provided in this Plan, the Debtor shall be free of the supervision of the Bankruptcy Court.

     The Debtor anticipates that the following will constitute its Board of Directors on the Effective Date:

     Bruce W. Bauer (Chairman)

     John Bohrer

     Donald Graham

     William Green

     William Groeneveld

     David B. Lockton.

     The Debtor also anticipates that the following persons will be its officers and their compensation on the Effective Date:

     Bruce W. Bauer, President and Chief Executive Officer (contract date: June 14, 1998)

          Term:  one year.

          Salary: $125,000 annually, with the full year's salary payable if the contract is terminated or the position ends prior to the expiration of the year.

          A vested option to purchase 900,000 shares of the Debtor's common stock at $.21 per share).

     John Bohrer, Secretary and Treasurer (contract date June 14, 1998)

          Term:  monthly

          Salary: $3,000 per month, with the full month's salary payable if the contract is terminated or the position ends prior to the expiration of the month.

     As noted in Article II.E above, the Debtor envisions beginning to add persons with relevant experience and contacts to its Board, management and staff, as well as begin assembling an Advisory Board, after the Effective Date to assist it in the exploitation of its IP and other business operations.

          F.  AMENDMENT OF ARTICLES

     As of the Effective Date, the Debtors' Articles of Incorporation shall be deemed amended to prohibit the issuance of non-voting securities.

     V.   TREATMENT OF MISCELLANEOUS ITEMS

          A.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

              1.  ASSUMPTIONS

     As of the Effective Date, the Debtor will assume the Settlement Agreement, its employment and compensation agreements with its current officers and employees, and its sublease of its office space at 1161 Old County Road, Belmont, California 94002. .

              2.  REJECTIONS

     As of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party, other than those specified in Article V.A.1 above, shall be deemed rejected.

              3.  EFFECT CONFIRMATION ORDER ON AGREEMENTS

     Except as otherwise ordered, the Confirmation Order shall constitute an order approving the assumption or rejection of the leases and contracts as of the Effective Date.

              4.  OBJECTIONS TO TREATMENT OF EXECUTORY CONTRACTS

     Any party to an executory contract or lease that objects to the treatment of that party's executory contract or lease as provided in this Article V.A must file and serve such party's objection within the deadline objecting to confirmation of the Plan in accordance with the Debtor's Motion for Confirmation of Its Chapter 11 Plan of Reorganization.

              5.  BAR  DATE FOR REJECTION CLAIMS

     The bar date for filing a proof of claim based on a claim arising from the rejection of a lease or contract is thirty (30) days after the Effective Date. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed. Any objection to the proof of claim shall be initiated and governed in accordance with Article IV.C.

          B.  RETENTION OF JURISDICTION

     The Court will retain jurisdiction to the extent provided by law, including, without limitation, jurisdiction to: interpret and enforce the terms of this Plan, the Settlement Agreement, and any orders or judgments connected therewith; modify this Plan in accordance with Bankruptcy Code section 1127; hear and determine claims objections or estimations, and matters related thereto; hear and determine the Debtor's claims against other persons; and hear and determine any matter necessary or appropriate under Bankruptcy Code section 505; .

     VI.  EFFECT OF CONFIRMATION OF PLAN

          A.  BINDING EFFECT

     The Confirmation of the Plan shall, as of the Effective Date, bind the Debtor and all those who hold Claims or Interests.

          B.  DISCHARGE

     The confirmation of the Plan shall, as of the Effective Date, discharge from any Claim that arose before the Effective Date, and any Claim of a kind specified in Bankruptcy Code sections 502(g)-(i) in accordance with section 1141(d)(1)(A) of the Bankruptcy Code. Thus, as of the Effective Date, and in accordance with Bankruptcy Code section 524(a), as of the Effective Date the confirmation of the Plan:

     (1) voids any judgment at any time obtained, whether or not discharge of such debt is waived; and

     (2) operates as an injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt as a personal liability of the Debtor, whether or not discharge of such debt is waived.

          C.  REVESTING OF PROPERTY IN THE DEBTOR

     As of the Effective date, all property of the Estate of the Debtor will revest in the Debtor.

          D.  MODIFICATION OF PLAN

     The Debtor may modify the Plan at any time before confirmation. However, the Court may require a disclosure statement and/or revoking on the Plan if appropriate.

     The Debtor may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated and (2) the court Authorizes the proposed modification after notice and a hearing.

          E.  FINAL DECREE

     Once the Plan has been substantially consummated in accordance with Bankruptcy Code section 1101(2) and no property remains in the Estate, the Debtor may file a motion with the Court to obtain a final decree to close the Case.

     Dated:  December 21, 1998


                              INTERACTIVE NETWORK, INC., DEBTOR AND DEBTOR IN POSSESSION


                              By: /s/ Bruce W. Bauer
                                  ------------------
                                    Bruce W. Bauer


                              Its:  Chairman, President and Chief Executive
                                    Officer



     Dated:  December 21, 1998


                              ADAM A. LEWIS
                              RICHARD L. VILLASENOR
                              MORRISON & FOERSTER LLP

                              By: /s/ Adam A. Lewis
                                  -----------------
                                    Adam A. Lewis

                                    Attorneys for Debtor and Debtor in
                                    Possession
                                    INTERACTIVE NETWORK, INC.

                                                                       EXHIBIT A

                   MUTUAL RELEASE AND SETTLEMENT AGREEMENT
                   ---------------------------------------

     This Mutual Release and Settlement Agreement (the "Agreement") is made and entered into as of the 10th day of July 1998, by and between Interactive Network, Inc. on the one hand ("IN"), and Tele-Communications, Inc. ("TCI"), TCI Communications, Inc., TCI Development Corporation, Inc. ("TDC"); TCI Programming Holding Company, III ("TCI Sub"), TCI Cablevision of California, Inc., Gary S. Howard, (the TCI entities and Mr. Howard are collectively referred to herein as the "TCI Parties"), National Broadcasting Company, Inc. ("NBC"), Sprint Corporation ("Sprint") and Motorola, Inc. ("Motorola") on the other hand. IN, the TCI Parties, NBC, Sprint and Motorola are collectively referred to as the "Parties," and the Parties exclusive of IN are collectively referred to as the "Non-IN Parties." This Agreement shall become effective upon the entry of a final non-appealable order by the Bankruptcy Court as set forth in Section 7, below.

     A.   WHEREAS, IN filed suit against the TCI Parties in Interactive Network,
                                                            --------------------
Inc. v. Tele-Communications, Inc., Alameda County Superior Court, State of
---------------------------------
California, Case No. 754933-7, seeking damages and injunctive relief allegedly arising from the TCI Parties' business relationship with IN;

     B. WHEREAS, TDC, on its own behalf, and TCI Sub, in its capacity as agent for TCI, NBC, Sprint and Motorola ("Cross-Complainants") filed a Cross-Complaint against IN seeking damages arising from alleged breach of promissory notes:

     C. WHEREAS, IN filed a Cross-Complaint to the Cross-Complaint against Cross-Complainants arising from, inter alia, the alleged procurement of such
                                 ----- ------
promissory notes (the
entire action, including the Complaint, the Cross-Complaint and the Cross-Complaint to the Cross-Complaint, is referred to herein as "the Suit");

     D. WHEREAS, out of a desire to settle their disputes, including disputes arising out of the Suit, without any corresponding or resulting admissions of liability or wrongdoing of any kind, the Parties enter into this Mutual Release and Settlement Agreement ("the Agreement").

     NOW THEREFORE, in consideration of the following terms, covenants, and conditions, the Parties hereby agree as follows:

SECTION 1.  PAYMENTS.
----------  --------

     1.1. The TCI Parties have caused to be deposited into an interest bearing escrow account, No. 6029-108453, Wells Fargo Bank, 525 Market Street, San Francisco, CA 94163, the sum of $10,000,000. The TCI Parties will permit IN to make one additional change in the type of account; however, any account must be with Wells Fargo Bank, and must be under terms consistent with this Agreement, including such liquidity terms that will permit the bank to release funds within three days of the final order by the Bankruptcy court, without penalty. Subject to the fulfillment of conditions set forth in Section 2 below, such funds, together with any accrued interest or appreciation, shall be transferred to the account of IN within three business days of the entry of the final non-appealable order by the Bankruptcy Court, pursuant to Section 7 below.

     1.2. The TCI Parties have caused to be deposited into an interest bearing escrow account under the joint control of Legal Strategies Group and Cotchett, Pitre & Simon, No. 6029-108461, Wells Fargo Bank, 525 Market Street, San Francisco, CA 94163, the sum of $2,500,000. Subject to the fulfillment of conditions set forth in Section 2 below, such funds, together with any accrued interest or appreciation, shall be transferred to the account of Cotchett,

Pitre & Simon within three business days of the entry of the final non-appealable order by the Bankruptcy Court, pursuant to Section 7 below.

SECTION 2.  CONDITIONS PRECEDENT.
----------  --------------------

     IN shall use its best efforts to verify and confirm in writing the following information to the TCI Parties:

     2.1. The number of outstanding shares of stock which have been issued by IN as of July 10, 1998 and that no shares thereof or rights or options to purchase shares thereof have been issued or granted since July 10, 1998;

     2.2. The number of shares of stock and/or stock options held or claimed to be held by David Lockton, or for the benefit of David Lockton, or by or for the benefit of any members of Mr. Lockton's family or any corporations or other entity directly or indirectly controlled by Mr. Lockton.

SECTION 3.  DISMISSAL OF SUIT.
----------  -----------------

     Within three business days of the execution of this Agreement, the Parties shall cause the Suit, including the Complaint, the Cross-Complaint, and Cross-Complaint to the Cross-Complaint, to be dismissed without prejudice.
Thereafter, simultaneously with the transfer of payments as provided in Section 1, the Parties shall cause the Suit, including the Complaint, the Cross-Complaint and the Cross-Complaint to the Cross-Complaint to be dismissed with prejudice. Except as set forth in Paragraph 1.2 above, each party will bear its own costs and expenses in connection with the Suit.

SECTION 4.  RELEASE OF SECURITY INTERESTS.
----------  -----------------------------

     Within three days of the transfer of payments as provided in Section 1, Cross Complainants, upon request of IN, and with the cooperation and consent of NBC, Sprint and

Motorola, shall transfer and return all intellectual property, if any, acquired from IN, and in addition to Section 7.2 below, shall execute and cause to be filed releases of all security liens and/or interests held by any of the TCI Parties, NBC, Sprint or Motorola in any IN patents, accounts and/or assets, including in any patents, trademarks, or other intellectual property, with the United States Patent and Trademark Office, the California Secretary of State, and/or any other appropriate authorities. TCI represents that they have the authority to act as agent on behalf of NBC, Sprint and Motorola in this regard.

SECTION 5.  ISSUANCE OF COMMON STOCK.

     5.1. Immediately following the entry of the final non-appealable order by the Bankruptcy Court described in Section 7 below, each of TCI, NBC, Sprint and Motorola (each, a "Holder") will enter into a mutually acceptable exchange agreement pursuant to which each Holder will transfer (the "Exchange") all of the Convertible Promissory notes dated April 22, 1994 and 12% Senior Secured Convertible Notes due September 21, 1996 (the "Notes") of IN held by it to IN in exchange for the issuance to it of newly issues shares of Common Stock of IN (each a "Share," and collectively, the "Shares"). The number of Shares to be received by each Holder will be equal to (x) the aggregate principal amount of the Notes held by such Holder, together with all interest accrued and unpaid thereon to February 25, 1998, divided by (y) an amount up to United States $5.00 (five dollars exact), to be determined by IN's Board of Directors. The parties acknowledge that the exchange price may bear no relation to the fair market value of a Share. Upon consummation of the Exchange, all Notes will be canceled by IN. The Exchange agreement to be entered into by the Holders and IN shall contain representations and warranties, conditions to closing including, without limitation, receipt of any required governmental consents and approvals and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if necessary, and other terms and provisions which are customary in transactions of this type (including, without limitation, the parties' covenants to cooperate in determining the applicability of governmental filing requirements and in preparing all requisite filings). All Shares issued to the Holders by IN in the Exchange will be duly authorized, validly issued, fully paid and non-assessable, free of any liens and subject to no preemptive tights and IN shall deliver to the Holders an opinion of counsel (such counsel and such opinion to be reasonably acceptable to the Holders) to such effect.

     5.2. The principal amount of Notes held by each Holder, as of May 10, 1998, together with the aggregate accrued but unpaid interest thereon as of February 25, 1998, is set forth opposite such Holder's name below:

        Holder                  Principal Amount                Accrued Interest
        ------                  ----------------                ----------------

        TCI                     $10,008,216.80                  $4,706,318.53

        NBC                     $ 6,503,287.65                  $3,008,108.34

        Sprint                  $ 5,000,000.00                  $2,422,602.74

        Motorola                $ 5,001,220.88                  $2,423,194.28

SECTION 6.  VOTING.
----------  ------
     6.1. Upon receipt of the Shares in the Exchange, each Holder will enter into a voting agreement with IN which will provide that such Holder will vote the Shares received by it in the Exchange as directed by a committee of Independent Persons who shall consist of three persons and shall make its decisions by majority vote. The committee shall initially consist of John Bohrer, Donald Graham, and Bruce Bauer. If any of them shall resign, die or become incapacitated, he shall first be replaced by William Green, if William Green is then available and willing to serve in such capacity. If Green is unavailable and/or unwilling, the members of the committee shall, by majority vote, select a new member or members in their discretion, provided that no new member shall be David Lockton or a member of David Lockton's family. If the remaining members are unable to agree upon a new member by majority vote, then they shall apply to the Chief Judge of the Superior Court of Alameda County to appoint such a member. However, (i) each Holder shall be entitled to vote its Shares as it
        -------
determines in its sole discretion with respect to the election of David Lockton or any of his family members as a director of IN, or any other matter regarding Mr. Lockton, and (ii) each Holder shall be entitled to vote its Shares (to the extent stockholder approval or a consent to such action is required, whether sought by IN or any other Person) as it determines in its sole discretion with respect to the following matters:

           (a) any liquidation or dissolution of IN or the filing of any voluntary bankruptcy petition (other than as contemplated in this Agreement);

           (b)  any sale of IN; or

           (c) the declaration and payment of any cash dividends or other distributions on the common stock or any other cash payments to stockholders as such.

     6.2. The foregoing voting agreement will terminate upon the fourth anniversary of the date in which the issuance of stock and the conversion of the secured debt takes place, unless sooner terminated upon a breach of its terms.

SECTION 7.  BANKRUPTCY PROCEEDINGS.
----------  ----------------------

     7.1. Within 60 days of this Agreement, IN shall file a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Proceeding"). The Non-IN Parties covenant that they shall not object to the filing of the Bankruptcy Proceeding. IN subsequently shall file a plan of reorganization in the Bankruptcy Proceeding, which plan shall be consistent with the terms of the Agreement. The Non-IN Parties agree that they shall submit any objection they, or any of them, may have to a plan of reorganization to the Hon. Charles Renfrew, and that Judge Renfrew can and will decide such objections. Otherwise the Parties shall reserve all of their rights and remedies in the Bankruptcy Proceeding, provided that the Parties shall exercise such rights and remedies in a manner consistent with and in furtherance of the purposes of this Agreement. A final non-appealable order authorizing IN to perform the plan must be entered by the Bankruptcy Court as a condition to the transfer of funds pursuant to Section 1.

     7.2. Immediately upon signing of this Agreement, IN may seek release of funds then held on behalf of IN in an account by, with or through Trump, Alioto, Trump & Prescott, former counsel for IN. Such funds shall be released directly to IN's designated bankruptcy counsel, for use by IN to fund its Bankruptcy proceedings and for its operations during the pendency of the Bankruptcy proceedings. The Parties do not object to release of such funds, and further agree to assist IN in obtaining the release and transfer of such funds, including but not limited to stipulating to a court order and/or executing and/or causing to be filed releases of all security liens and/or interests held by any of the TCI Parties, NBC, Sprint or Motorola in such funds.

SECTION 8.  ADVICE OF SPECIAL COUNSEL.
----------  -------------------------

     The IN board of directors have retained Judge Renfrew who will advise the board of directors on the following matters:

     8.1.  The duties of the IN board under the terms of this Agreement;

     8.2. The propriety of any monetary payments or the grant or sale of stock or stock options or any other form of compensation or consideration made or to be made by IN to David Lockton, or by or to members of Mr. Lockton's family, including but not limited to the propriety of payments to Mr. Lockton on any promissory notes and the validity of the purported grant of stock options to Mr. Lockton.

     8.3.  Whether Mr. Lockton should continue to serve as an officer of IN.

     8.4. The TCI Parties shall pay the reasonable fees and expenses of Judge Renfrew in connection with his services pursuant to this Agreement, until the completion of this Agreement.

SECTION 9.  RELEASES.
----------  --------

     9.1. In consideration for the promises made herein, IN, on behalf of itself, its predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, does hereby release, acquit and forever discharge NBC, Sprint, Motorola and TCI, their predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, expenses, or attorneys' fees of any nature whatsoever, known or unknown, fixed or contingent, which are connected to, or are related to, or arise out of any matter, conduct, transaction, or activity involving the Parties to this Agreement up until the date of this Agreement, including but not limited to such matters, conduct, transactions and/or activities related to the Suit.

     9.2. In consideration for the promises made herein, NBC, Sprint, Motorola and TCI, on behalf of themselves, their predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, do hereby release, acquit and forever discharge IN, its predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, expenses, or attorneys' fees of any nature whatsoever, known or unknown, fixed or contingent, which are connected to, or are related to, or arise out of any matter, conduct, transaction, or activity involving the Parties to this Agreement up until the date of this Agreement, including but not limited to such matters, conduct, transactions and/or activities related to the Suit.

     9.3. In consideration for the promises made herein, the Non-IN Parties, namely NBC, Sprint, Motorola and TCI, on behalf of themselves, their predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, do hereby release, acquit and forever discharge the other Non-IN Parties, their predecessors, successors, past, present and future shareholders, officers, directors, agents, heirs, employees, parents, subsidiaries, assigns, attorneys, representatives, partners and affiliates, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims demands, damages, losses, costs, expenses, or attorneys' fees of any nature whatsoever, known or unknown, fixed or contingent, which are connected to, or are related to, or arise out of any matter, conduct, transaction, or activity related to the Suit, up until this Agreement.

     9.4.  Waiver of California Civil Code Section 1542:

     Except as provided in this Agreement, it is the intention of the Parties to this Agreement that the foregoing Release shall be effective as a full and final accord and satisfaction, and as a bar to all actions, causes of action, obligations, costs, expenses, attorneys' fees, damages, losses, claims, debts, obligations, liabilities and demands of whatsoever nature, character or kind, known or unknown, suspected or unsuspected, relating to the Suit. The Parties to this Agreement acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     The parties expressly waive and relinquish any and all rights and benefits which they may have under, or which may be conferred upon them by, the provisions of Section 1542 of the California Civil Code, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, the Parties hereby acknowledge that they are aware that they or their respective attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but that it is their intention to hereby fully, finally and forever settle and release all of the claims known or unknown, suspected or unsuspected. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete General Release notwithstanding the discovery or existence of any such additional different claims or facts.

SECTION 10.  NO ADMISSION OF LIABILITY.
-----------  -------------------------

     It is understood and agreed that this Agreement is a compromise of disputed claims and that neither this Agreement nor the consideration therefore is to be considered or is an admission of liability or any other wrongdoing on the part of any of the Parties. It is also understood that the Parties are settling these claims solely to avoid the expense and uncertainty of future litigation.

SECTION 11.  CONFIDENTIALITY.
-----------  ---------------

     The Parties to this Agreement agree that the terms of this Agreement, and all negotiations leading up to this Agreement, will be considered confidential and will not be disclosed to any person other than their respective attorneys and accountants. The foregoing restriction does not apply if a Party making the disclosure: (1) has been compelled to do so pursuant to an order of a court of competent jurisdiction; or (2) has obtained written permission of all other Parties to this Agreement; or (3) is otherwise required by law to do so.

SECTION 12.  MISCELLANEOUS.
-----------  -------------

     12.1.  Breach or Failure to Perform:  The obligations of the Parties to
     -----  ----------------------------
this Agreement, and each of them, are expressly conditioned upon the performance of the obligations of the other Parties to the Agreement.

     12.2.  Governing Law and Resolution of Disputes:  This Agreement and any
     -----  ----------------------------------------
other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State of California. The Parties agree that the Hon. Joseph Carson of the California Superior Court for the County of Alameda may retain jurisdiction over the parties to enforce the terms of the Agreement until full performance.

     12.3.  Waiver and Amendment:  No breach of any provision of this Agreement
     -----  --------------------
can be waived by any party hereto unless in writing and signed by each party hereto. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the Parties, and each of them.

     12.4.  Entire Agreement:  All agreements, covenants, representations and
     -----  ----------------
warranties, express or implied, oral or written between the Parties concerning the subject matter hereof are contained herein. No other agreements, covenants, representations or warranties, express or implied, oral or written that bear on this Agreement exist and all prior and contemporaneous circumstances, negotiations, possible and alleged agreements, representations, covenants and warranties, between and among the Parties to this Agreement and/or the subject matter hereof are merged herein. This is a fully integrated agreement.

     12.5.  No Other Parties Have Interests:  The Parties represent and warrant
     -----  -------------------------------
that no other person or entity has or had any legal or beneficial interest in the claims, demands, obligations, or causes of action referred to in this Agreement, that they have the sole right and exclusive authority to execute this Agreement and receive the consideration specified herein, and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement.

     12.6.  Advice of Counsel:  In entering into this Agreement, the Parties
     -----  -----------------
represent that they have relied upon the legal advice of their attorneys, who are the attorneys of the Parties' own choice, that the terms of this Agreement have been completely read and explained to the Parties by their attorneys, and that those terms are fully understood and voluntarily accepted by the Parties. The Parties, further represent that, with the aid of their attorneys, they each have conducted a full and independent investigation of the facts and contentions underlying the subject matter of this Agreement.

    12.7.  No Reliance on External Representations:  The Parties have not relied
    -----  ---------------------------------------
upon any facts or representations in entering into this Agreement other than the facts and representations set forth herein. Should any party discover any fact, after execution of this Agreement, which differs from the Parties' current understanding of the facts and representations, such discovery shall not cause the invalidity or non-enforceability of the Agreement, or any portion thereof, and shall not be the basis for any Party to assert any claim that has been released by virtue of this Agreement.

    12.8.  Counterparts:  This Agreement may be executed in counterparts with
    -----  ------------
the same effect as if the signatures hereto and thereto were upon the same instrument. Each counterpart shall be deemed an original, which, taken together, shall constitute a single instrument.

    12.9.  Authority:  The parties and the signatories below each represent and
    -----  ---------
warrant that they have the power to bind the person or entity on whose behalf they signed.

    12.10.  Headings:  The headings within this Agreement are for the purpose of
    ------  --------
reference only and shall not limit or otherwise effect any of the terms or provisions of this Agreement.

     WE, THE UNDERSIGNED, HEREBY CERTIFY THAT WE HAVE READ THIS ENTIRE AGREEMENT AND HAD THE TERMS THEREIN AND THE CONSEQUENCES

THEREOF EXPLAINED BY OUR RESPECTIVE ATTORNEYS. WE FULLY UNDERSTAND ALL THE TERMS AND CONSEQUENCES OF THIS AGREEMENT, AND WE HAVE EXECUTED IT.
IT IS SO AGREED:

Dated:  July 16, 1998                   INTERACTIVE NETWORK, INC.


                                        By:  /s/ Bruce Bauer
                                        --------------------------------------
                                        Name

                                        Its:



Dated:  July 17, 1998                   TELE-COMMUNICATIONS, INC.


                                        By:  /s/ Marvin Jones
                                        --------------------------------------
                                        Name

                                        Its:  Executive Vice President



Dated:  July 17, 1998                   TCI COMMUNICATIONS, INC.


                                        By:  /s/ Marvin Jones
                                        --------------------------------------
                                        Name

                                        Its:  President/CEO

Dated:  July 17, 1998                   TCI DEVELOPMENT CORPORATION


                                        By:  /s/ Marvin Jones
                                        --------------------------------------
                                        Name

                                        Its:  Vice President



Dated:  July 17, 1998                   TCI PROGRAMMING HOLDING COMPANY, III


                                        By:  /s/ Mary S. Willis
                                        --------------------------------------
                                        Name

                                        Its:  Assistant Secretary



Dated:  ______, 1998                    TCI CABLEVISION OF CALIFORNIA, INC.


                                        By:  /s/ Gary S. Howard
                                        --------------------------------------
                                        Name

                                        Its:



Dated:  ______, 1998                    GARY HOWARD


                                        By  /s/ Gary S. Howard
                                        --------------------------------------
                                        Name

Dated:  July 14, 1998                   SPRINT CORPORATION


                                        By:  /s/ Don A. Jenson
                                        --------------------------------------
                                        Name

                                        Its:  Secretary



Dated:  ______, 1998                    MOTOROLA INC.


                                        By:  /s/ Linda Valentine
                                        --------------------------------------
                                        Name

                                        Its:  Corporate Vice President and
                                              Assistant General Counsel


Dated:  July 16, 1998                   NATIONAL BROADCASTING COMPANY, INC.


                                        By:  /s/ Thomas A. Rogers
                                        --------------------------------------
                                        Name

                                        Its:  Pres., NBC Cable & EUP of NBC


APPROVED AS TO FORM:

Dated:  July 16, 1998                   COTCHETT, PITRE & SIMON


                                        By:  /s/ Mark Molumphy
                                        --------------------------------------
                                        Attorneys for Plaintiff
                                        Interactive Network, Inc.

Dated:  July 16, 1998                LEGAL STRATEGIES GROUP


                                     By:  /s/ Joshua Floum
                                     --------------------------------------
                                     Attorneys for Defendants
                                     Tele-Communications, Inc.
                                     TCI Development Corporation
                                     TCI Programming Holding Company, III
                                     TCI Cablevision of California, Inc.
                                     and Gary Howard


Dated:  July 14, 1998

                                     By:  /s/ Charles Hyland
                                     --------------------------------------
                                     Charles Hyland, Esq.
                                     Counsel to Sprint Corporation


Dated:  ______, 1998                 DICKINSON/WRIGHT


                                     By:  /s/ Hans Stucki
                                     --------------------------------------
                                     Hans Stucki, Esq.
                                     Counsel to Motorola Incorporated


Dated:  July 17, 1998


                                     By:  /s/ Alisa Shudofsky
                                     --------------------------------------
                                     Alisa Shudofsky, Esq.
                                     Counsel to National Broadcasting
                                     Company, Inc.